Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2018 Third Quarter and Year-to-Date Results

•	Third quarter orders of $40 million, backlog increased to $96 million

•	Diluted loss per share of $1.19, included non-cash impairment charges

•	Third quarter revenue of $17 million, adjusted earnings per share were breakeven

•	Fiscal 2018 revenue guidance narrowed to approximately $75 million

BATAVIA, NY, February 1, 2018 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its third quarter and nine months ended December 31, 2017. Graham’s current fiscal year ends March 31, 2018 (“fiscal 2018”).

Net sales in the third quarter of fiscal 2018 were $17.3 million, compared with net sales of $22.7 million in the third quarter of the fiscal year ended March 31, 2017 (“fiscal 2017”). Net loss and diluted loss per share in the fiscal 2018 third quarter were $11.6 million and $1.19 per share, respectively. Excluding non-cash charges for goodwill and intangible asset impairments as well as other related charges and the impact of the tax reform legislation passed in December 2017, net income and earnings per share (“EPS”) for the third quarter of fiscal 2018 were breakeven, compared with $1.8 million, or $0.19 per share for the third quarter of fiscal 2017.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Order levels in the third quarter illustrate signs of improvement in the end markets we serve, particularly the refining industry in North America. We believe, however, that it is premature to anticipate that these are consistent trends. The early stages of prior energy recoveries were marked with volatility, including both strong and weak order patterns.”

He continued, “Our commercial nuclear power business has been unfavorably impacted by general factors affecting that industry and, as a result, we have recorded impairment and other nonrecurring charges during this quarter. While we don’t anticipate growth, we expect to hold this portion of our business steady over the next few years. Our commercial nuclear power business accounted for approximately 12% of our revenue in the first nine months of fiscal 2018.”

Third Quarter Fiscal 2018 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

The $5.4 million, or 24%, decline in sales during the fiscal 2018 third quarter compared with the prior-year quarter was broad based. It included a $2.7 million reduction in sales to the power market, a $1.7 million decline to the other commercial, industrial and defense markets, and a $0.9 million reduction to the refining market.

From a geographic perspective, sales to the Company’s U.S. market decreased $6.2 million compared with the prior-year third quarter, partially offset by a $0.8 million increase in sales to international markets. U.S. sales represented 65% of consolidated sales in the fiscal 2018 quarter, compared with 77% in the prior-year third quarter.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Third Quarter Fiscal 2018 Operating Performance Review

($ in millions except per share data)

	Q3 FY18	Q3 FY17	Change
Net sales	$17.3	$22.7	$(5.4)
Gross profit	$3.6	$6.3	$(2.7)
Gross margin	20.7%	27.8%
Operating (loss) profit	$(15.3)	$2.5	$(17.8)
Operating margin	-88.5%	11.0%
Net (loss) income	$(11.6)	$1.8	$(13.4)
Diluted EPS	$(1.19)	$0.19	$(1.38)
Adjusted net income	$(0.0)	$1.8	$(1.8)
Adjusted diluted EPS	$0.00	$0.19	$(0.19)

Third quarter fiscal 2018 gross profit was negatively impacted by lower sales. Gross margin was negatively impacted by a weaker mix of projects, as well as under-absorption of overhead costs due to lower sales.

Selling, general and administrative (“SG&A”) expenses of $4.1 million were $0.3 million higher than the prior-year period. The increase was attributable to bad debt charges in Graham’s commercial nuclear power business associated with the Westinghouse bankruptcy. SG&A as a percent of sales was 24% in the third quarter of fiscal 2018 compared with 17% in the same prior-year period.

In the third quarter of fiscal 2018, the Company revalued its commercial nuclear power business, resulting in a $14.8 million pre-tax ($12.9 million after tax) non-cash charge for impairment of goodwill and intangible assets, unfavorably impacting operating results.

Jeffrey Glajch, Graham’s Vice President and Chief Financial Officer, commented, “The charges for impairment of goodwill and intangible assets, as well as other charges associated with our commercial nuclear power business, were prompted by several factors. These include the culmination of the 2017 Westinghouse bankruptcy which eventually resulted in the stoppage of two of four new nuclear reactor construction projects, and the increasingly intense competitiveness of energy sources in the U.S. which has resulted in a reduction in spending on existing nuclear plants. Moreover, as pricing continues to drop, several of our competitors are better positioned than us due to their vertical integration. After several initial years of satisfactory financial performance by our nuclear power business, market conditions over recent years made it more challenging, culminating in its revaluation.”

Also during the fiscal 2018 third quarter, Graham recorded a $1.4 million favorable adjustment to income taxes upon adoption of the new federal tax reform act. That adjustment included $2.0 million related to and a partial offset against the after tax impairment charges noted above. The adjustment also included a $0.6 million charge relating to deferred tax assets.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Adjusted net income and non-GAAP diluted EPS remove impairment charges of $12.9 million after tax, the bad debt charges in SG&A associated with the Westinghouse bankruptcy of $0.2 million after tax, and a $1.4 million tax benefit for adoption of new federal tax rates resulting from the tax reform legislation passed in December 2017, all described above.

To summarize, the decrease in adjusted net income and non-GAAP diluted EPS during the third quarter compared with the prior-year quarter was primarily due to lower sales and weaker project mix.

Adjusted EBITDA

($ in millions)

	Q3 FY18	Q3 FY17	Change
Adjusted EBITDA	$0.4	$3.1	$(2.7)
Adjusted EBITDA margin	2.1%	13.6%

Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, impairment of goodwill and intangible assets, a bad debt charge associated with the Westinghouse bankruptcy, and restructuring charges where applicable) during the fiscal 2018 third quarter was also negatively impacted by the factors discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Nine Month Year-to-Date Fiscal 2018 Review

($ in millions except per share data)

	YTD FY18	YTD FY17	Change
Net sales	$55.4	$66.1	$(10.7)
Gross profit	$12.3	$15.4	$(3.1)
Gross margin	22.2%	23.3%
Operating (loss) profit	$(14.3)	$4.2	$(18.5)
Operating margin	-25.8%	6.3%
Net (loss) income	$(10.7)	$3.2	$(13.9)
Diluted EPS	$(1.09)	$0.33	$(1.42)
Adjusted net income	$1.2	$3.7	$(2.5)
Adjusted diluted EPS	$0.12	$0.38	$(0.26)

Year-to-date sales decreased 16% compared with the same fiscal 2017 year-to-date period. International sales increased to $18.2 million in the first nine months of fiscal 2018 and represented 33% of total sales, compared with $17.0 million, or 26% of sales, in the same prior-year period. Sales to the U.S. were $37.2 million, or 67%, of year-to-date net sales in fiscal 2018 compared with $49.2 million, or 74% of fiscal 2017 same period net sales.

The decrease in gross profit was due to lower volume resulting from the 16% reduction in sales when compared with the same prior-year period.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

SG&A in the year-to-date fiscal 2018 period was $11.4 million, up $0.8 million. As a percent of sales, SG&A was 21% for year-to-date fiscal 2018 compared with 16% in the same prior-year period. The increase in SG&A was principally related to the benefit of insurance proceeds received in the prior year.

The fiscal 2018 year-to-date operating results were impacted by the $14.8 million pre-tax ($12.9 million after tax) non-cash charge for impairment of goodwill and intangible assets recognized in the third quarter, as described previously.

The year-to-date operating results included $0.3 million and $0.6 million of pre-tax restructuring charges for severance costs in fiscal 2018 and 2017, respectively.

The year-to-date fiscal 2018 results were also impacted by the $1.4 million favorable adjustment to income taxes upon implementation of the tax reform legislation adopted in December 2017. As noted above, that adjustment included $2.0 million related to, and a partial offset against, the after tax impairment charges. The adjustment also included a $0.5 million charge relating to deferred tax assets.

Fiscal 2018 year-to-date adjusted net income and non-GAAP diluted EPS excluded $12.9 million net of tax impairment charges, $0.2 million net of tax bad debt charges associated with the revaluation of the Company’s commercial nuclear power business, $0.2 million net of tax for a nonrecurring restructuring charge and $1.4 million tax benefit for adoption of the new federal tax rates as a result of the tax reform legislation adopted in December 2017. Fiscal 2017 year-to-date adjusted net income and non-GAAP diluted EPS excluded $0.4 million net of tax for a nonrecurring restructuring charge.

To summarize, the decrease in adjusted net income and non-GAAP diluted EPS during the nine month year-to-date period compared with the prior-year period was primarily due to lower sales and weaker project mix.

Adjusted EBITDA

($ in millions)

	YTD FY18	YTD FY17	Change
Adjusted EBITDA	$2.8	$6.5	$(3.7)
Adjusted EBITDA margin	5.0%	9.9%

Adjusted EBITDA was impacted by the factors discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, non-GAAP diluted EPS, Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Seeking Opportunities to Effectively Utilize Available Capital

Cash, cash equivalents and investments at December 31, 2017 were $74.2 million, up $0.7 million from March 31, 2017. The increase resulted primarily from positive operating cash flow and minimal capital expenditures during the first nine months of fiscal 2018.

Fiscal 2018 year-to-date cash provided by operations was $3.9 million, compared with $10.7 million year-to-date in fiscal 2017. The decrease was primarily the result of timing of working capital utilization and lower net income.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Fiscal 2018 year-to-date capital expenditures were $0.5 million, compared with $0.2 million year-to-date in fiscal 2017. The Company has lowered its anticipated capital expenditures for fiscal 2018 to be between $1.5 million and $2.5 million. The majority of the Company’s capital investments during fiscal 2018 are expected to be used for productivity enhancements, information technology upgrades and other items.

Dividend payments were $2.6 million in the first nine months of both fiscal 2018 and 2017.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at December 31, 2017.

Orders and Backlog Strengthened

Driven by the refining industry in North America, orders grew to $40.5 million in the third quarter of fiscal 2018, up $22.8 million over the prior-year’s third quarter. Orders from U.S. customers were $19.1 million, or 47% of total orders, and orders from international markets were $21.4 million, or 53%. More than 80% of the international orders were from Canada. The fiscal 2018 third quarter orders included $27.6 million, or 68% of the total, for refining markets.

Orders for the first nine months of fiscal 2018 were $68.7 million, compared with $57.1 million in the first nine months of fiscal 2017. Such increase was driven by the refining industry, which was up $19.1 million. Orders from U.S. customers were $42.0 million, or 61%, and orders from international markets were $26.7 million, or 39%, in the first nine months of fiscal 2018. Nearly 75% of international orders were from Canada. This compares with 69% U.S. and 31% international in the first nine months of fiscal 2017.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Backlog at the end of the third quarter of fiscal 2018 was $96.2 million, up from $73.0 million and $82.6 million at the end of the previous quarter and from the end of fiscal 2017, respectively.

While refinery backlog increased significantly, the Company continues to believe that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at December 31, 2017 was approximately:

•	51% for U.S. Navy projects

•	35% for refinery projects

•	6% for power projects, including nuclear

•	4% for chemical/petrochemical projects

•	4% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 55% to 60%

•	Within 12 to 24 months: 5% to 10%

•	Beyond 24 months: 25% to 35%

Narrowing FY 2018 Guidance

The Company is narrowing its fiscal 2018 guidance:

•	Revenue anticipated to be approximately $75 million

•	Gross margin expected to be between 21% and 22%

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

•	SG&A expense expected to be between $15.0 and $15.5 million

•	Effective tax rate anticipated to be between 24% and 26%, excluding the tax impact of the impairment charges and implementation of the tax reform legislation

Mr. Lines concluded. “We now have clearer visibility on the remainder of fiscal 2018, causing us to tighten our guidance around our previously provided ranges. Looking forward into fiscal 2019, we anticipate that our current backlog will favorably impact our fiscal first half, especially with regards to refining and U.S. Navy work. Our pipeline remains active and we are well prepared for the eventual recovery of our energy markets. Additionally, we remain diligent in our search for potential strategic acquisitions to enhance our growth.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the third quarter fiscal 2018, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET on the day of the teleconference through Thursday, February 8, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13675055. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Consolidated Statements of Operations – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net sales	$17,281	$22,654	(24%)	$55,356	$66,145	(16%)
Cost of products sold	13,696	16,353	(16%)	43,075	50,723	(15%)

Gross profit	3,585	6,301	(43%)	12,281	15,422	(20%)
Gross margin	20.7%	27.8%		22.2%	23.3%
Other expenses and income:
Selling, general and administrative	4,007	3,746	7%	11,270	10,462	8%
Selling, general and administrative – amortization	59	58	2%	177	175	1%
Impairment of goodwill and intangible assets	14,816	—	N/A	14,816	—	N/A
Restructuring charge	—	—	N/A	316	630	(50%)

Operating (loss) profit	(15,297)	2,497	(713%)	(14,298)	4,155	(444%)

Operating margin	(88.5%)	11.0%		(25.8%)	6.3%
Interest income	(142)	(100)	42%	(455)	(272)	67%
Interest expense	3	3	0%	8	7	14%

(Loss) income before provision for income taxes	(15,158)	2,594	(684%)	(13,851)	4,420	(413%)
(Benefit) provision for income taxes	(3,536)	754	(569%)	(3,174)	1,198	(365%)

Net (loss) income	$(11,622)	$1,840	(732%)	$(10,677)	$3,222	(431%)

Per share data:
Basic:
Net (loss) income	$(1.19)	$0.19	(726%)	$(1.09)	$0.33	(430%)

Diluted:
Net (loss) income	$(1.19)	$0.19	(726%)	$(1.09)	$0.33	(430%)

Weighted average common shares outstanding:
Basic	9,768	9,727		9,762	9,709
Diluted	9,768	9,733		9,762	9,714
Dividends declared per share	$0.09	$0.09		$0.27	$0.27

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	December 31, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$36,159	$39,474
Investments	38,023	34,000
Trade accounts receivable, net of allowances ($336 and $168 at December 31 and March 31, 2017, respectively)	16,555	11,483
Unbilled revenue	10,709	15,842
Inventories	8,899	9,246
Prepaid expenses and other current assets	1,181	681
Income taxes receivable	1,288	—

Total current assets	112,814	110,726
Property, plant and equipment, net	16,098	17,021
Prepaid pension asset	3,110	2,340
Goodwill	1,222	6,938
Permits	1,700	10,300
Other intangible assets, net	3,433	4,068
Other assets	246	177

Total assets	$138,623	$151,570

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$105	$107
Accounts payable	9,386	10,295
Accrued compensation	4,418	5,189
Accrued expenses and other current liabilities	2,722	3,723
Customer deposits	17,814	12,407
Income taxes payable	—	317

Total current liabilities	34,445	32,038
Capital lease obligations	67	143
Deferred income tax liability	736	4,051
Accrued pension liability	534	467
Accrued postretirement benefits	780	761
Other long-term liabilities	126	—

Total liabilities	36,688	37,460

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,579 and 10,548 shares issued and 9,768 and 9,740 shares outstanding at December 31 and March 31, 2017, respectively	1,058	1,055
Capital in excess of par value	23,573	23,176
Retained earnings	97,229	110,544
Accumulated other comprehensive loss	(7,599)	(8,434)
Treasury stock (811 and 808 shares at December 31 and March 31, 2017, respectively)	(12,326)	(12,231)

Total stockholders’ equity	101,935	114,110

Total liabilities and stockholders’ equity	$138,623	$151,570

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Consolidated Statements of Cash Flows - Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2017	2016
Operating activities:
Net (loss) income	$(10,677)	$3,222
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	1,490	1,571
Amortization	177	175
Amortization of unrecognized prior service cost and actuarial losses	788	1,043
Impairment of goodwill and purchased intangible assets	14,816	—
Stock-based compensation expense	362	433
Loss on disposal or sale of property, plant and equipment	1	1
Deferred income taxes	(3,498)	10
(Increase) decrease in operating assets:
Accounts receivable	(5,029)	1,126
Unbilled revenue	5,170	(2,651)
Inventories	352	1,697
Prepaid expenses and other current and non-current assets	(591)	(489)
Income taxes receivable	(1,605)	1,109
Prepaid pension asset	(770)	—
Increase (decrease) in operating liabilities:
Accounts payable	(1,005)	(2,173)
Accrued compensation, accrued expenses and other current and
non-current liabilities	(1,593)	(558)
Customer deposits	5,400	6,699
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	86	(508)

Net cash provided by operating activities	3,874	10,707

Investing activities:
Purchase of property, plant and equipment	(543)	(241)
Proceeds from disposal of property, plant and equipment	1	—
Purchase of investments	(34,023)	(39,000)
Redemption of investments at maturity	30,000	45,000

Net cash (used) provided by investing activities	(4,565)	5,759

Financing activities:
Principal repayments on capital lease obligations	(78)	(38)
Issuance of common stock	—	79
Dividends paid	(2,638)	(2,616)
Purchase of treasury stock	(119)	(29)
Excess tax deficiency benefit on stock awards	—	(26)

Net cash used by financing activities	(2,835)	(2,630)

Effect of exchange rate changes on cash	211	(231)

Net (decrease) increase in cash and cash equivalents	(3,315)	13,605
Cash and cash equivalents at beginning of year	39,474	24,072

Cash and cash equivalents at end of period	$36,159	$37,677

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Adjusted Net Income Reconciliation—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended December 31,				Nine Months Ended December 31,
	2017		2016		2017		2016
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net (loss) income	$(11,622)	$(1.19)	$1,840	$0.19	$(10,677)	$(1.09)	$3,222	$0.33
+ Restructuring charge	—	—	—	—	316	0.03	630	0.06
+ Impairment of goodwill and intangible assets	14,816	1.52	—	—	14,816	1.52	—	—
+ Bad debt charge on commercial nuclear power	280	0.03	—	—	280	0.03	—	—
- Tax effect of above	(2,037)	(0.21)	—	—	(2,129)	(0.22)	(189)	(0.01)
- Impact of new tax law	(1,438)	(0.15)			(1,438)	(0.15)	—	—

Adjusted net income	$(1)	$0.00	$1,840	$0.19	$1,168	$0.12	$3,663	$0.38

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge, impairment of goodwill and intangible assets, a charge associated with the revaluation of the nuclear business and the impact of the new tax law. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because Adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Third Quarter Fiscal 2018

Adjusted EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(11,622)	$1,840	$(10,677)	$3,222
+ Net interest income	(139)	(97)	(447)	(265)
+ Income taxes	(3,536)	754	(3,174)	1,198
+ Depreciation & amortization	556	581	1,667	1,746
+ Restructuring charge	—	—	316	630
+ Impairment of goodwill and intangible assets	14,816	—	14,816	—
+ Bad debt charge on commercial nuclear power business	280	—	280	—

Adjusted EBITDA	$355	$3,078	$2,781	$6,531

Adjusted EBITDA margin %	2.1%	13.6%	5.0%	9.9%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, impairment of goodwill and intangible assets, a charge associated with the revaluation of the nuclear business, and a nonrecurring restructuring charge. In the fiscal 2018 periods presented, Adjusted EBITDA also includes a charge associated with the revaluation of the nuclear business and a nonrecurring restructuring charge. Adjusted EBITDA margin is Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q117	Q217	Q317	Q417	FY2017	Q118	Q218	Q318
	Total	Total	Total	Total	Total	Total	Total	Total
Orders	$14.6	$24.8	$17.7	$9.0	$66.1	$11.1	$17.1	$40.5
Backlog	$99.9	$104.0	$99.1	$82.6	$82.6	$72.9	$73.0	$96.2

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of
	6/30/17	Total	9/30/17	Total	12/31/17	Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%
Power	$4.0	19%	$1.9	11%	$1.7	10%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%

Total	$20.9		$17.2		$17.3

SALES BY INDUSTRY FY 2017

($ in millions)

FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2017	% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total		Total
Refining	$7.2	32%	$6.7	32%	$6.3	28%	$4.0	15%	$24.2	26%
Chemical/ Petrochemical	$5.2	23%	$5.1	24%	$4.3	19%	$6.9	27%	$21.5	23%
Power	$4.7	21%	$6.1	29%	$4.4	19%	$4.8	19%	$20.0	22%
Other Commercial, Industrial and Defense	$5.3	24%	$3.2	15%	$7.7	34%	$9.9	39%	$26.1	28%

Total	$22.4		$21.1		$22.7		$25.6		$91.8

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Graham Corporation Reports Fiscal 2018 Third Quarter and Year-to-Date Results

February 1, 2018

Graham Corporation

Third Quarter Fiscal 2018

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1	% of	Q2	% of	Q3	% of
	6/30/17	Total	9/30/17	Total	12/31/17	Total
United States	$14.8	71%	$11.1	65%	$11.3	65%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%
Asia	$3.4	16%	$2.6	15%	$2.3	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%

Total	$20.9		$17.2		$17.3

SALES BY REGION FY 2017

($ in millions)

FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2017	% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total		Total
United States	$16.3	73%	$15.4	73%	$17.5	77%	$20.0	78%	$69.2	75%
Middle East	$1.0	4%	$0.5	2%	$0.8	3%	$0.9	4%	$3.2	4%
Asia	$3.1	14%	$1.2	6%	$1.6	7%	$1.8	7%	$7.7	8%
Other	$2.0	9%	$4.0	19%	$2.8	13%	$2.9	11%	$11.7	13%

Total	$22.4		$21.1		$22.7		$25.6		$91.8

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